Exhibit 99.1

@coherent	PRESS RELEASE
Editorial Contact:	For Release:
Leen Simonet	IMMEDIATE
(408) 764-4110	April 24, 2013
No. 1358

Coherent, Inc. Reports Second Fiscal Quarter Results

SANTA CLARA, CA, April 24, 2013 — Coherent, Inc. (NASDAQ, COHR), a world leader in providing photonics based solutions to the commercial and scientific research markets, today announced financial results for its second fiscal quarter ended March 30, 2013.

FINANCIAL HIGHLIGHTS

	Three Months Ended			Six Months Ended
	March 30,	Dec. 29,	March 31,	March 30,	March 31,
	2013	2012	2012	2013	2012
GAAP Results
(in millions except per share data)
Bookings	$201.8	$176.0	$183.1	$377.8	$385.0
Net sales	$200.1	$183.2	$193.3	$383.3	$384.1
Net income	$15.0	$14.2	$16.2	$29.2	$33.2
Diluted EPS	$0.61	$0.58	$0.67	$1.20	$1.38

Non-GAAP Results
(in millions except per share data)
Net income	$20.7	$18.6	$18.6	$39.3	$39.4
Diluted EPS	$0.84	$0.77	$0.77	$1.61	$1.64

SECOND FISCAL QUARTER DETAILS

For the second fiscal quarter ended March 30, 2013, Coherent announced net sales of $200.1 million and net income, on a U.S. generally accepted accounting principles (GAAP) basis, of $15.0 million, or $0.61 per diluted share.  These results compare to net sales of $193.3 million and net income of $16.2 million, or $0.67 per diluted share, for the second quarter of fiscal 2012. Non-GAAP net income for the second quarter of fiscal 2013 was $20.7 million, or $0.84 per diluted share.  Non-GAAP net income for the second quarter of fiscal 2012 was $18.6 million, or $0.77 per diluted share. We have revised our presentation of non-GAAP net income and non-GAAP diluted EPS for all periods presented to exclude the effect of intangibles amortization and inventory step up costs. For a complete overview of the differences between GAAP and non-GAAP results, please see the reconciliation table included at the end of our release.

Net sales for the first quarter of fiscal 2013 were $183.2 million and net income, on a GAAP basis, was $14.2 million, or $0.58 per diluted share. Non-GAAP net income for the first quarter of fiscal 2013 was $18.6 million, or $0.77 per diluted share.

Bookings received during the second fiscal quarter ended March 30, 2013 of $201.8 million increased 10.2% from $183.1 million in the same prior year period and increased by 14.7% compared to bookings of $176.0 million in the immediately preceding quarter.  The book-to-bill ratio was 1.01, resulting in backlog of $333.0 million at March 30, 2013, compared to a backlog of $348.1 million at December 29, 2012 and a backlog of $349.2 million at March 31, 2012.

“Demand improved across many of our commercial end markets.  We posted record bookings for materials processing including our first volume order for the Highlight™ 1000FL fiber laser for flatbed cutting, strong orders for the Highlight™ D-Series direct diode system for additive manufacturing and several orders for Diamond™ E-1000 lasers to be used in converting.  The advanced packaging (API) market continued to build momentum with orders rising sequentially and year-over-year due to rising demand for any layer HDI PCBs for mobile devices and high-end IC substrates.  Orders also picked up in the semicap market as utilization rates rose and end users increased their service needs and expanded capacity for advanced nodes. Bookings for medical OEM applications were at an all-time high and benefitted from our recent acquisition of Lumera Laser.  The only market to exhibit softness was the research market where stronger demand in Asia could not overcome the effects of sequestration in the U.S. and belt tightening in Europe,” said John Ambroseo, Coherent’s President and Chief Executive Officer.

Coherent ended the quarter with cash, cash equivalents and short term investments of $204.0 million, an increase of $24.2 million from cash, cash equivalents and short term investments of $179.8 million at December 29, 2012.

CONFERENCE CALL REMINDER

The Company will host a conference call today to discuss its financial results at 1:30 P.M. Pacific (4:30 P.M. Eastern). A listen-only broadcast of the conference call can be accessed on the Company’s website at either http://www.coherent.com/Investors/ or http://www.earnings.com. For those who are not able to listen to the live broadcast, the call will be archived for approximately three months on both web sites.  A transcript of management’s prepared remarks can be found at http://www.coherent.com/Investors/.

Summarized statement of operations information is as follows (unaudited, in thousands except per share data):

	Three Months Ended			Six Months Ended
	March 30,	Dec. 29,	March 31,	March 30,	March 31,
	2013	2012	2012	2013	2012

Net sales	$200,058	$183,202	$193,284	$383,260	$384,051
Cost of sales (A) (B) (C) (D)	123,727	105,567	115,636	229,294	226,044
Gross profit	76,331	77,635	77,648	153,966	158,007
Operating expenses:
Research & development (A) (B)	20,146	19,301	20,323	39,447	39,102
Selling, general & administrative (A) (B)	37,346	36,982	35,377	74,328	70,008
Intangibles amortization (C)	1,942	854	1,611	2,796	3,247
Total operating expenses	59,434	57,137	57,311	116,571	112,357
Income from operations	16,897	20,498	20,337	37,395	45,650
Other income (expense), net(B)	1,295	(1,437)	1,912	(142)	2,430
Income before income taxes	18,192	19,061	22,249	37,253	48,080
Provision for income taxes(E)	3,190	4,908	6,094	8,098	14,874
Net income	$15,002	$14,153	$16,155	$29,155	$33,206

Net income per share:
Basic	$0.62	$0.60	$0.69	$1.22	$1.41
Diluted	$0.61	$0.58	$0.67	$1.20	$1.38

Shares used in computation:
Basic	24,085	23,770	23,521	23,928	23,491
Diluted	24,475	24,222	23,996	24,348	23,979

(A)       Stock-related compensation expense included in operating results is summarized below (all footnote amounts are unaudited, in thousands, except per share data):

Stock-related compensation expense

	Three Months Ended			Six Months Ended
	Mar. 30,	Dec. 29,	Mar. 31,	Mar. 30,	Mar. 31,
	2013	2012	2012	2013	2012
Cost of sales	$594	$435	$441	$1,029	$810
Research & development	467	476	431	943	824
Selling, general & administrative	3,581	4,083	3,288	7,664	6,548
Impact on income from operations	$4,642	$4,994	$4,160	$9,636	$8,182

For the quarters ended March 30, 2013, December 29, 2012, and March 31, 2012, the impact on net income, net of tax was $3,497 ($0.14 per diluted share), $3,511 ($0.14 per diluted share) and $2,895 ($0.12 per diluted share), respectively. For the six months ended March 30, 2013 and March 31, 2012, the impact on net income, net of tax was $7,008 ($0.29 per diluted share) and $5,589 ($0.23 per diluted share), respectively.

(B)       Changes in deferred compensation plan liabilities are included in cost of sales and operating expenses while gains and losses on deferred compensation plan assets are included in other income (expense) net.  Deferred compensation expense (benefit) included in operating results is summarized below:

Deferred compensation expense (benefit)

	Three Months Ended			Six Months Ended
	Mar. 30,	Dec. 29,	Mar. 31,	Mar. 30,	Mar. 31,
	2013	2012	2012	2013	2012
Cost of sales	$37	$14	$46	$51	$50
Research & development	149	62	213	211	232
Selling, general & administrative	1,066	426	1,439	1,492	1,555
Impact on income from operations	$1,252	$502	$1,698	$1,754	$1,837

For the quarters ended March 30, 2013, December 29, 2012 and March 31, 2012, the impact on other income (expense) net from gains or losses on deferred compensation plan assets was income of $983, income of $294 and income of $1,541, respectively. For the six months ended March 30, 2013 and March 31, 2012, the impact on other income (expense) net was income of $1,277 and income of $1,487, respectively.

(C)       For the three and six months ended March 30, 2013, the impact of amortization of intangibles expense was $3,408 ($2,775 net of tax ($0.11 per diluted share)) and $4,589 ($3,642 net of tax ($0.15 per diluted share)), respectively. For the three and six months ended March 31, 2012, the impact of amortization of intangibles expense was $1,611 ($1,162 net of tax ($0.05 per diluted share)) and $3,247 ($2,244 net of tax ($0.09 per diluted share)), respectively.

(D)       For the three and six months ended March 30, 2013, the impact on net income of our inventory step up costs related to our recent acquisitions, was $1,130 ($791 net of tax ($0.03 per diluted share)) and $1,222 ($855 net of tax ($0.04 per diluted share)), respectively.

(E)       The three and six months ended March 30, 2013 included $1,398 ($0.06 per diluted share) benefit from the renewal of the R&D tax credit for fiscal 2012. The three and six months ended March 31, 2012 included $1,647 ($0.07 per diluted share) release of tax reserves and related interest as a result of the closure of open tax years.

Summarized balance sheet information is as follows (unaudited, in thousands):

	March 30, 2013	September 29, 2012
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$203,990	$224,929
Accounts receivable, net	134,479	144,345
Inventories	166,865	160,113
Prepaid expenses and other assets	80,765	85,098
Total current assets	586,099	614,485
Property and equipment, net	114,368	115,096
Other assets	222,896	151,191
Total assets	$923,363	$880,772

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term obligations	$11	$17
Accounts payable	39,443	29,088
Other current liabilities	131,970	124,683
Total current liabilities	171,424	153,788
Other long-term liabilities	64,663	55,328
Total stockholders’ equity	687,276	671,656
Total liabilities and stockholders’ equity	$923,363	$880,772

Reconciliation of GAAP to Non-GAAP net income (unaudited, in thousands, net of tax):

	Three Months Ended			Six Months Ended
	Mar. 30, 2013	Dec. 29, 2012	Mar. 31, 2012	Mar. 30, 2013	Mar. 31, 2012
GAAP net income	$15,002	$14,153	$16,155	$29,155	$33,206
Stock-related compensation expense	3,497	3,511	2,895	7,008	5,589
Intangibles amortization	2,775	867	1,162	3,642	2,244
Inventory step-up	791	64	—	855	—
Non-recurring tax expense (release) items	(1,398)	—	(1,647)	(1,398)	(1,647)
Non-GAAP net income	$20,667	$18,595	$18,565	$39,262	$39,392

Non-GAAP net income per diluted share	$0.84	$0.77	$0.77	$1.61	$1.64

Founded in 1966, Coherent, Inc. is a world leader in providing photonics based solutions to the commercial and scientific research markets and part of the Standard & Poor’s SmallCap 600 Index and the Russell 2000. Please direct any questions to Leen Simonet, Chief Financial Officer at 408-764-4110. For more information about Coherent, visit the Company’s Web site at http://www.coherent.com/ for product and financial updates.